Exhibit 32

Certifications Pursuant to 18 U.S.C. Section 1350

The undersigned, who are the chief executive officer and the chief financial officer of Synalloy Corporation, each hereby certifies that, to the best of his knowledge, the accompanying Form 10-K of the issuer fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and that information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the issuer.

Date:	March 22, 2010	/s/ Ronald H. Braam
Ronald H. Braam
Chief Executive Officer

/s/ Gregory M. Bowie
Gregory M. Bowie
Chief Financial Officer